EXHIBIT 2.3

GORDON SILVER
GERALD M. GORDON, ESQ., Nevada Bar No. 229
E-mail:  ggordon@gordonsilver.com
MATTHEW C. ZIRZOW, ESQ., Nevada Bar No. 7222
E-mail: mcz@gordonsilver.com
3960 Howard Hughes Pkwy., 9th Floor
Las Vegas, Nevada 89169
Telephone (702) 796-5555
Facsimile (702) 369-2666
Attorneys for Debtors

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF NEVADA

In re:

ZANTE, INC.
☐ Affects this Debtor.

☒ Affects all Debtors.
☐ Affects THE SANDS REGENT
☐ Affects PLANTATION INVESTMENTS, INC.
☐ Affects LAST CHANCE, INC.
☐ Affects DAYTON GAMING, INC.
☐ Affects CALIFORNIA PROSPECTORS, LTD.
☐ Affects HERBST GAMING, INC.
☐ Affects FLAMINGO PARADISE GAMING, LLC
☐ Affects E-T-T, INC.
☐ Affects MARKET GAMING, INC.
☐ Affects THE PRIMADONNA COMPANY, LLC
☐ Affects HGI LAKESIDE, INC.
☐ Affects HGI ST. JO, INC.
☐ Affects HGI MARK TWAIN, INC.
☐ Affects CARDIVAN COMPANY
☐ Affects CORRAL COIN, INC.
☐ Affects CORRAL COUNTRY COIN, INC.
☐ Affects E-T-T ENTERPRISES, LLC

Case No.: BK-N-09-50746-GWZ; Chapter 11
Jointly Administered with:

09-50747	The Sands Regent
09-50748	Plantation Investments, Inc.
09-50749	Last Chance, Inc.
09-50751	Dayton Gaming, Inc.
09-50750	California Prospectors, Ltd.
09-50752	Herbst Gaming, Inc.
09-50753	Flamingo Paradise Gaming, LLC
09-50754	E-T-T, Inc.
09-50755	Market Gaming, Inc.
09-50756	The Primadonna Company, LLC
09-50757	HGI Lakeside, Inc.
09-50758	HGI St. Jo, Inc.
09-50759	HGI Mark Twain, Inc.
09-50760	Cardivan Company
09-50761	Corral Coin, Inc.
09-50762	Corral Country Coin, Inc.
09-50763	E-T-T Enterprises, LLC

Confirmation Hearing:
Date: October 28-30, 2009

FINDINGS OF FACT AND CONCLUSIONS OF LAW IN SUPPORT OF ORDER
CONFIRMING DEBTORS’ FIRST AMENDED JOINT PLAN OF REORGANIZATION

Debtors, Zante, Inc., The Sands Regent, Plantation Investments, Inc., Last Chance, Inc., Dayton Gaming, Inc.,  California Prospectors, Ltd., Herbst Gaming, Inc., Flamingo Paradise Gaming, LLC,  E-T-T, Inc., Market Gaming, Inc., The Primadonna Company, LLC, HGI Lakeside, Inc., HGI St. Jo, Inc., HGI Mark Twain, Inc., Cardivan Company, Corral Coin, Inc., Corral Country Coin, Inc., and E-T-T Enterprises, LLC (collectively, the “Debtors”) having filed their First Amended Joint Plan of Reorganization as modified (the “Plan”) on July 22, 2009 [Docket No. 593]; the Debtors’ Second Amended Disclosure Statement to Accompany First Amended Joint Plan of Reorganization, as modified (the “Disclosure Statement”) filed August 7, 2009 [Docket

No. 659], having been approved by Order of this Court on August 10, 2009 (the “Disclosure Statement Order”) [Docket No. 665]; the Court having held a confirmation hearing on October 28-30, 2009 (the “Confirmation Hearing”); and after due deliberation, and sufficient cause appearing therefore;

IT HAVING BEEN FOUND AND DETERMINED by this Court (collectively, the “Findings and Conclusions”) that:

r)                                        Unless otherwise defined herein, all capitalized terms shall have the meanings given such terms in the Plan.

s)                                      On March 22, 2009 (the “Petition Date”), Debtors filed their respective voluntary petitions for relief under Chapter 11 of title 11 of the U.S. Code (the “Bankruptcy Code”), thereby commencing the above-captioned bankruptcy cases (collectively, the “Chapter 11 Cases”).  Since the Petition Date, Debtors have continued operating their businesses and managing their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

t)                                        This Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. § 1334.  Confirmation of the Plan is a core proceeding in which the Court may enter a final order in accordance with 28 U.S.C. § 157(b)(2).  Venue of the Chapter 11 Cases in this District is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

u)                                     This Court takes judicial notice pursuant to Rule 201 of the Federal Rules of Evidence of the docket of the Chapter 11 Cases including, without limitation, all pleadings and other documents filed in both Debtors’ main bankruptcy case and in the associated adversary proceeding styled as HSBC Bank USA, N.A., as Indenture Trustee v. Wilmington Trust Co., as Administrative Agent, et al., being Adversary Proceeding No. 09-5048 (the “Indenture Trustee Adversary”), all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of these Chapter 11 Cases and the Indenture Trustee Adversary.

Confirmation Requirements

v)                                     Except as modified herein with respect to Class 6 (Section 726(a)(4) Claims), and with respect to any claims of the Indenture Trustee and/or its counsel for the allowance and payment or reimbursement of the Indenture Trustee’s and/or its counsel’s fees and expenses, the classification of Claims and Equity Interests in Section 3 of the Plan is necessary and reasonable to implement the Plan, and satisfies the requirements of Section 1122(a) of the Bankruptcy Code in that each Claim or Equity Interest in each particular Class is substantially similar to other Claims or Equity Interests in such Class.

w)                                   The separate classification of Class 4 (General Unsecured Claims) from Class 5 (Senior Subordinated Note Claims) is reasonable, in good faith, not unfairly discriminatory, and justified based upon the economic realities of these Chapter 11 Cases, including but not limited to the value of the Debtors as compared with its liabilities, enforcement of the subordination provisions in Articles 10 and 11 of the Indentures, and giving effect to the relevant priorities under applicable state law.  As such, the separate classification of Class 4 from Class 5 satisfies the requirements of Section 1122 of the Bankruptcy Code.

x)                                       Except as modified herein with respect to Class 6 (Section 726(a)(4) Claims), Section 3 of the Plan adequately and properly identifies and classifies all Claims and Equity Interests, thereby satisfying the requirements of Section 1123(a)(1) of the Bankruptcy Code.

y)                                     Except as modified herein with respect to Class 6 (Section 726(a)(4) Claims), Sections 4 and 5 of the Plan adequately and properly identify the Classes of Claims and Equity Interests which are and are not impaired.  Therefore, the Plan satisfies the requirements of Section 1123(a)(2) of the Bankruptcy Code.

z)                                       Sections 4 and 5 of the Plan specify the treatment of each impaired Class of Claims and Equity Interests and thereby satisfy the requirements of Section 1123(a)(3) of the Bankruptcy Code.

aa)                                The Plan provides for the same treatment for each Claim or Equity Interest in a particular Class and thereby satisfies the requirements of Section 1123(a)(4) of the Bankruptcy Code.

bb)                              The Plan provides adequate means for its implementation, thereby satisfying Section 1123(a)(5) of the Bankruptcy Code, including, among other things:  the continued existence of Reorganized Debtors, the execution and delivery to the Senior Credit Facility Agent of the Reorganized Herbst Gaming Senior Credit Facility and related documents, the effectuation of the transfer of assets to Reorganized Debtors, the continuation of post-Effective Date management and operations, the continuation of post-confirmation adequate protection payments, and the procedures specified under the Plan for the disbursements to Holders of Allowed Claims.

cc)                                In accordance with Section 1123(a)(6) of the Bankruptcy Code, the document governing the interests to be issued under the Plan shall prohibit the issuance of non-voting interests to the extent required by Section 1123(a)(6) of the Bankruptcy Code.

dd)                              The provisions of the Plan are consistent with the interests of the Holders of Claims and Equity Interests and public policy and, therefore, satisfy the requirements of Section 1123(a)(7) of the Bankruptcy Code.

ee)                                In accordance with Section 1123(b)(1) of the Bankruptcy Code, Section 5 of the Plan impairs Classes 3, 5, 7 and 8, and Section 4 of the Plan leaves unimpaired Classes 1, 2, 4, and 9.

ff)                                    The Plan constitutes a motion by the Debtors to assume, as of the Effective Date, all executory contracts and unexpired leases to which the Debtors are a party except for any such executory contract or unexpired lease that:  (a) is included on Schedule 7.1 of the Plan or has been rejected pursuant to an order of this Court; (b) is the subject of a separate motion by the Debtors to assume or assume and assign pursuant to Section 365 of the Bankruptcy Code and is pending as of the Effective Date; or (c) is the subject of a stipulation or other written agreement between the applicable Debtor(s) and the other party to a particular executory contract or unexpired lease, either approved or to be approved by this Court.  For the avoidance of doubt, all objections to confirmation of the Plan filed by Clarke County Development Corporation are hereby overruled in all respects, and Debtors shall be and hereby are permitted to assume and to assign the Management and Operation Agreement, and all related and ancillary agreements thereto, subject only to the applicable regulatory approval by the Iowa Racing and Gaming Commission.

gg)                              The Debtors’ decision regarding the assumption or rejection of executory contracts and unexpired leases, as authorized by Section 1123(b)(2) of the Bankruptcy Code and as provided for in Section 7 of the Plan, is a reasonable exercise of sound business judgment and is in the best interests of the Debtors and the Estate.

hh)                              Pursuant to and in compliance with Section 1123(b)(3) of the Bankruptcy Code, Section 10.2 of the Plan provides that, except as otherwise expressly provided in the Plan, all Litigation Claims shall be assigned and transferred to the Reorganized Debtors and Reorganized Herbst Gaming.  The Reorganized Debtors and Reorganized Herbst Gaming, as the successors in interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims, including, without limitation, any and all derivative actions pending or otherwise existing against the Debtors as of the Substantial Consummation Date.

ii)                                      Pursuant to and in compliance with Section 1123(b)(3) of the Bankruptcy Code, Section 10.3 of the Plan provides that at any time after the Confirmation Date and before the Substantial Consummation Date, notwithstanding anything in this Plan to the contrary, the Debtors may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019.   After the Substantial Consummation Date, the Reorganized Debtors and Reorganized Herbst Gaming may, and shall have the exclusive right to, compromise and settle any Claims against them and claims they may have against other Person or entity, including, without limitation, the Litigation Claims, without notice to or approval from the Bankruptcy Court, including, without limitation, any and all derivative actions pending or otherwise existing against the Debtors as of the Effective Date.

jj)                                      Pursuant to and in compliance with Sections 1123(b)(3)(A) and (b)(6) of the Bankruptcy Code, with respect to Sections 10.5 (Settlement and Compromise), 10.6 (Debtors’ Releases), and/or 10.7 (Third Party Releases) of the Plan, the Court finds and concludes that:

a.                                         Without limiting the effect of the releases in Sections 10.6 and 10.7 of the Plan, which are as broad as the law allows, the releases (i) do not release a non-Debtor, third party from any claim or cause of action held by an alternate non-Debtor, third party that is not otherwise released by the Debtors, and (ii) are not intended to effect, release or impair investigations, actions and proceedings brought or that may be brought by the U.S. Securities and Exchange Commission.

b.                                        The releases in Sections 10.6 and 10.7 of the THI Parties are intended to and only act to release the THI Parties solely, as applicable, in their capacities as present and former officers and directors of Debtors.

c.                                         The discharge, compromise and settlement, release and injunction provisions in Sections 10.4 through 10.8 of the Plan:

i.                               fall within the jurisdiction of this Court under 28 U.S.C. § 1334(a), (b), (d) and (e);

ii.                            are essential means of implementing the Plan pursuant to Section 1123(a)(5) of the Bankruptcy Code;

iii.                         are  integral elements of the transactions incorporated into the Plan;

iv.                        confer a material benefit on, and are in the best interests of, the Debtors, the Estate, and Creditors;

v.                           are important to the overall objectives of the Plan; and

vi.                        are consistent with Sections 105, 510, 1123, 1129, and other applicable provisions of the Bankruptcy Code.

d.                                        All entities which are benefited by the discharge, compromise and settlement, release and injunctive provisions of the Plan have contributed and/or will contribute value to the Debtors and/or the Estates under the Plan.

e.                                         The failure to effect the discharge, compromise and settlement, release and injunctive provisions of the Plan would impair the Debtors’ ability to confirm the Plan.

f.                                           The settlement, compromise and allowance in full of Claims in Class 3 (Senior Credit Facility Claims), and the subordination of all Claims in Class 5 (Senior Subordinated Note Claims) to Claims in Class 3 are in good faith, fair, equitable, within the range of reasonableness, in the best interests of the Debtors and their Estates, and are entered into in good faith, at arms’ length, and are appropriate pursuant to Sections 1123 of the Bankruptcy Code, including but not limited to subsections (b)(3)(A) and (b)(6), the standards applicable to settlements and compromises in bankruptcy pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure, and applicable caselaw.  The Court further finds and concludes that:

i.           In order for the Class 5 Claimants to receive any monetary recovery in these Chapter 11 cases, (A) the debt due to the Class 3 Claimants would have to be stripped of its senior status relative to the Class 5 Claimants, and (B) the liens of the Class 3 Claimants would have to be avoided.  This is not probable.

ii.          Articles 10 and 11 of the Indentures do not allow Class 5 Claimants to recover any payments from either HGI or the guarantors of the Senior Subordinated Notes before the Class 3 Claimants have been paid in full.

iii.         As to the Indenture Trustee’s allegation that the incurrence of debt in connection with the acquisition of the Sands Regent (the “Sands Acquisition”) and in connection with the acquisition of Primadonna Company LLC and related assets (the “Primm Acquisition”) violated Section 4.09 (the “Debt Incurrence Test”) of the Indentures:

A.           The Indentures required that GAAP-compliant financial statements be available for the Debt Incurrence Test;

B.             The evidence presented established that it would have been impossible for GAAP-compliant financial statements for the fourth quarter of 2006 to be created prior to the January 3,  2007 closing date of the Sands Acquisition, and the Indenture Trustee’s claim that the debt incurred for the Sands Acquisition violated the Debt Incurrence Test (as defined in the Indentures) is not plausible.

C.             The evidence presented established that it would have been impossible for GAAP-compliant financial statements for the first quarter of 2007 to be created prior to the April 10, 2007 closing date of the Primm Acquisition; and

D.            There is no provision in the Indentures that required the Debtors to delay the closing of the Primm or Sands Acquisitions to await the preparation of financial statements for the prior quarter.

iv.                          The Indenture Trustee is unlikely to prevail upon its argument that the incurrence of debt in connection with the Sands Acquisition and in connection with the Primm Acquisition violated Section 4.11 (the “Affiliate Transaction” provision) of the Indentures.

v.                             As to any fraudulent conveyance action regarding the Sands Acquisition, the probability of success is very low.

vi.                          The economic realities of these Chapter 11 cases do not warrant the prosecution of a fraudulent transfer action regarding the Primm Acquisition.  Even though the probability of success of such an action is probably higher than any fraudulent transfer action regarding the Sands Acquisition, there is no probability of success for such litigation sufficient to justify disapproval of the settlement.

g.                                        The Challenge Period, as defined in the Final Order Approving Amended and Restated Stipulation Authorizing Use of Cash Collateral by Debtors, and Granting Adequate Protection (the “Cash Collateral Order”) [Docket No. 377], terminates as of the Confirmation Date; provided, however, that if the Confirmation Order is ever revoked, vacated, or otherwise set aside, then any party with standing may, within ninety (90) days of entry of such order, commence an action or proceeding raising any Claims or Defenses (as such terms are defined in the Cash Collateral Order).  If such action or proceeding is not commenced within ninety (90) days after entry of an order revoking, vacating or otherwise setting aside the Confirmation Order, then such action or proceeding shall be barred.

kk)                                The classification and treatment of the Class 4 (General Unsecured Claims) and Class 5 (Senior Subordinated Note Claims) based upon the economic realities of these Chapter 11 Cases, including but not limited to the value of the Debtors as compared with their liabilities, enforcement of the subordination provisions in Articles 10 and 11 of the Indentures, and giving effect to the relevant priorities under applicable state law, is fair and equitable and satisfies Section 1123 of the Bankruptcy Code.

ll)                                      The Senior Credit Facility Gift as provided for in the Plan to Class 4 (General Unsecured Claims) is permissible and appropriate under Section 1123 of the Bankruptcy Code.

mm)                          The Plan complies with all applicable provisions of the Bankruptcy Code, thereby satisfying the requirements of Section 1129(a)(1) of the Bankruptcy Code, including but not limited to the requirements of Sections 1122 and 1123 of the Bankruptcy Code as incorporated therein.

nn)                              The Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules of Bankruptcy Practice for the U.S. District Court for the District of Nevada, and orders of this Court with respect to the Plan.  Good, sufficient and timely notice of the Confirmation Hearing has been given to holders of Claims and Equity Interests and to other parties-in-interest to whom notice is required to be given in accordance with the Disclosure Statement Order.  The solicitation of votes was made in good faith and in compliance with the applicable provisions of the Bankruptcy Code and all other rules, laws and regulations, and such solicitation was conducted after disclosure of “adequate information” as defined in Section 1125 of the Bankruptcy Code.  Ballots of Holders of Claims entitled to vote on the Plan were properly solicited and tabulated in accordance with the Disclosure Statement Order.  Holders of at least two-thirds (2/3) in amount and one-half (1/2) in number of the Claims actually voting in Class 3 (and 7) have accepted the Plan.  Holders of Claims in Classes 1, 2, 4 and 9 are not impaired under the Plan and were not entitled to vote to accept or reject the Plan.  Holders of Claims in

Classes 5 and 9, and Holders of Equity Interests in Class 8, are conclusively presumed to have rejected the Plan, and were not entitled to vote on the Plan.  As such, the Debtors have complied with Section 1129(a)(2) of the Bankruptcy Code, including, but not limited to the requirements set forth in Section 1125 and 1126 of the Bankruptcy Code.

oo)                              The Plan, and the compromises and settlements embodied therein, have been proposed in good faith and not by any means forbidden by law, as evidenced by, among other things, the totality of the circumstances surrounding the formulation of the Plan, and the record of these Chapter 11 Cases and the Indenture Trustee Adversary.  The Plan provides the greatest opportunities to maximize the value of the Estates, and Debtors have exercised sound and reasonable business judgment through the Plan.  As such, the Plan satisfies the requirements of Section 1129(a)(3) of the Bankruptcy Code.

pp)                              Any payment made or to be made under the Plan or by any Person acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or will be subject to the approval of, the Court as reasonable, thereby satisfying the requirements of Section 1129(a)(4) of the Bankruptcy Code.

qq)                              The Debtors’ current officers and current members of its Board of Directors shall serve in their respective capacities, pending the Substantial Consummation Date.  Therefore, the Debtors have satisfied the requirements of Section 1129(a)(5) of the Bankruptcy Code.

rr)                                    Section 1129(a)(6) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases because the Plan does not contain rate changes for which a governmental regulatory commission has jurisdiction after confirmation.

ss)                                The Plan complies with Section 1129(a)(7) of the Bankruptcy Code in that with respect to Classes 1, 2, 3, 4, 5, 7 and 9, each holder of a Claim or Equity Security will receive and retain under the Plan on account of such Claim or Equity Security property of a value, as of the Effective Date of the Plan that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code, on such date.

tt)                                    The Debtors introduced and had admitted into evidence a valuation analysis prepared by Goldman, Sachs & Co., which estimated a total enterprise value range of the Debtors of approximately $500,000,000.00 to $600,000,000.00, which report and testimony were unrebutted.  ~~After reviewing and considering the evidence and arguments of counsel, the Court finds that the total enterprise value range of the Debtors is between the range as set forth in the valuation analysis prepared by Goldman, Sachs & Co.~~

uu)                              In accordance with Section 1129(a)(8) of the Bankruptcy Code, Classes 3 and 7 have voted to accept the Plan in accordance with Section 1126(c) of the Bankruptcy Code.  Classes 1, 2, 4 and 9 under the Plan are unimpaired and therefore have been deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code.  With respect to Classes 5 and 8 under the Plan, such classes are deemed to have voted to reject the Plan pursuant to Section 1126(g) of the Bankruptcy Code.  Because the impaired Classes in Classes 5 and 8 have not accepted the Plan, the requirements of Section 1129(a)(8) of the Bankruptcy Code have not been met, thereby requiring application of Section 1129(b) of the Bankruptcy Code.  As is more fully set forth hereinafter, the Plan satisfies Section 1129(b) of the Bankruptcy Code with respect to Classes 5 and 8.

vv)                              The Plan’s treatment of Allowed Administrative Claims, Allowed Priority Tax Claims, and other unclassified priority claims as set forth in Section 507(a) of the Bankruptcy Code satisfies the requirements set forth in Section 1129(a)(9) of the Bankruptcy Code because, except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that (i) the Holder of each Allowed Administrative Claim shall be paid in full, in Cash; and (ii) the Holders of Allowed Priority Tax Claims shall be paid in full, in Cash, or in such amounts and on such other terms as may be agreed to by the Holders of such Claims and the Debtors, or according to the ordinary business terms of the Debtors and such Holders.

ww)                          The Plan complies with Section 1129(a)(10) of the Bankruptcy Code in that (A) Class 3 (an impaired class of Claims under the Plan) voted to accept the Plan without including acceptance by any insider, (B) Wilmington Trust Company, as agent, moved for temporary allowance of its claims pursuant to Rule 3018(a) of the Bankruptcy Rules, and (C) the Court

ordered temporary allowance of Wilmington Trust Company’s claims for voting purposes on the record of the hearing on October 28, 2009.

xx)                                  The Plan complies with Section 1129(a)(11) of the Bankruptcy Code in that confirmation will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors, except as proposed in the Plan.  The Plan offers a reasonable prospect of success; it provides a reasonable probability that the provisions of the Plan can be performed.  Therefore, the Plan satisfies the feasibility test set forth in Section 1129(a)(11) of the Bankruptcy Code.

yy)                              The Plan complies with Section 1129(a)(12) of the Bankruptcy Code in that the Plan provides for the payment of all fees under 28 U.S.C. § 1930 as of the Effective Date or as they come due after such time.

zz)                                  Section 1129(a)(13) of the Bankruptcy Code is satisfied as there are no retiree benefits, as the term is defined in Section 1114 of the Bankruptcy Code, affected under the Plan.

aaa)                          Debtors are not required or obligated on any domestic support obligation, and thus Section 1129(a)(14) of the Bankruptcy Code is inapplicable.

bbb)                       Debtors are not individuals, and thus Section 1129(a)(15) of the Bankruptcy Code is inapplicable.

ccc)                          Debtors are moneyed, business and commercial entities, and thus Section 1129(a)(16) of the Bankruptcy Code is inapplicable.

ddd)                       Except as modified herein with respect to Class 6 (Section 726(a)(4) Claims), the requirements of Section 1129(b) of the Bankruptcy Code are satisfied as all of the applicable requirements of Section 1129(a) of the Bankruptcy Code other than subsection (a)(8) are met with respect to the Plan and the Plan does not discriminate unfairly and is fair and equitable with respect to Classes 5 and 8, which are the two impaired Classes under the Plan that did not accept the Plan.  With respect to Class 6, the requirements of Section 1129(b) of the Bankruptcy Code were not met with respect to the separate classification of those claims from Class 4 (General Unsecured Claims) as such classification was not fair and equitable and unfairly discriminated against the claims in Class 6.

eee)                          The principal purpose of the Plan is not the avoidance of taxes or avoidance of the requirements of section 5 of the Securities Act of 1933.  No governmental unit has requested that the Court deny confirmation on such basis.  Therefore, the Plan satisfies the requirements of Section 1129(d) of the Bankruptcy Code.

Modifications

fff)                                Section 4.3 of the Plan is amended to include the following additional paragraph:

To the extent that the Debtors do not have sufficient unencumbered Cash to make such payments to Class 4 Claims, such Cash payments will be deemed to have been transferred by the Senior Credit Facility Gift, to which the Senior Credit Facility Lenders consent.  In the event the Disputed Claim Reserve, as set forth in Section XVII.B.2, or the Cash on hand on the Effective Date are not sufficient to pay all the Class 4 Claims in full, in addition to any rights they may have, Class 4 Creditors have standing to file a motion to compel the funding of the Senior Creditor Facility Gift in the Bankruptcy Court and the Senior Creditor Facility Lenders and the Debtors consent to resolution of such issues to be in contested matter by motion practice.

ggg)                       The following sections of the Plan are deleted:  Sections 1.1.92, 3.2.6, and 5.3.  Any and all Claims that were previously proposed to be classified in Class 6 (Section 726(a)(4) Claims) are now part of Class 4 (General Unsecured Claims).  For the avoidance of doubt, any Claims or portions of Claims for exemplary or punitive damages, including but not necessarily limited to any filed by or on behalf of Juan Delegado Sr., individually and as Special Administrator of the Estate of Rosa Delegado (deceased), to the extent Allowed, shall be included in Class 4.

hhh)                       The second paragraph of Section 13.5 of the Plan is amended (with the added text being underlined) to provide as follows:

In the event that the Substantial Consummation Date does not occur within one year following the Effective Date, upon notification submitted by the Debtors to the Court: (i) the Confirmation Order shall be vacated, (ii) no additional distributions under this Plan shall be made except that distribution pursuant to Section 4.3 to Holders of General Unsecured Claims shall continue unaffected, (iii) the Debtors and all Holders of Claims (except for Holders of General Unsecured Claims) shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (iv) the Debtors’ obligations with respect to the Claims shall remain unchanged (except to the extent of any post-Effective Date payments and continuing payments pursuant to Section 4.3) and nothing contained in this Plan shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

iii)                                   The above-listed modifications, and, to the extent that any other provisions in these Findings and Conclusions could be construed as modifications to the Plan, such modifications do not materially adversely affect or change the treatment of any Claims against or Equity Interest in the Debtors.  Accordingly, such modifications would not require additional disclosure under Section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections under Section 1126 of the Bankruptcy Code, nor do they require that Holders of Claims against the Debtors be afforded an opportunity to change previously cast acceptances or rejections of the Plan as filed with the Bankruptcy Court.  As such, the above-listed modifications are approved as necessary and appropriate, and the Plan is so modified.  All other modifications and amendments to the Plan are subject to Section 12.1 of the Plan.

Accordingly, it is hereby ORDERED, ADJUDGED AND DECREED that:

jjj)                                   The Plan is confirmed as having satisfied all of the applicable requirements of Chapter 11 of the Bankruptcy Code.

kkk)                          Any Objection to the Plan and any response or request for continuance regarding confirmation of the Plan not resolved by the terms of the Confirmation Order, or by a statement announced on the record of the Confirmation Hearing and not otherwise withdrawn, waived or settled, including but not limited to those of Clarke County Development Corporation, the Official Committee of Unsecured Creditors, and HSBC Bank USA, N.A, as Indenture Trustee, is overruled and denied.

lll)                                   These Findings and Conclusions, and as additionally put forth on the record by the Court orally at the Confirmation Hearing, shall constitute findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable pursuant to

Rules 7052 and 9014 of the Federal Rules of Bankruptcy Procedure, which oral findings and conclusions of the Court are incorporated herein by reference.  To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and vice versa.

mmm)                 Except as otherwise provided in Section 1141(d) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and their successors and assigns, or in the assets of the Debtors, their successors and assigns, in each case regardless of whether the Claim or Equity Interest of such Holder is impaired under the Plan and whether such Holder has accepted the Plan.

nnn)                       Subject to the terms of the Plan, the Debtors are duly and validly authorized to issue, execute, deliver, file or record any and all documents necessary to implement the Plan, and to take any action reasonably necessary or appropriate to implement the Plan, in accordance with its terms.

ooo)                       The provisions of the Plan and these Findings and Conclusions shall not diminish or impair in any manner the enforceability and coverage of any insurance policies that may cover Claims against the Debtors or any other Person.  Nothing in the Plan and these Findings and Conclusions shall be deemed to constitute a rejection of any insurance policies or related agreements relating to any insurance policies under Section 365 of the Bankruptcy Code to the extent such policies and agreements exist and are executory.  Debtors shall remain the insured under its applicable insurance policies and related agreements.

ppp)                       Payment obligations incurred after the Effective Date of the Plan:  (a) shall not be subject to application or proof of claim and shall be paid by the Debtors in the ordinary course of business and without further Bankruptcy Court approval, as Administrative Claims, and (b) shall be paid by the Debtors to the applicable professional from available cash set aside and reserved for such purpose by the Debtors on or before the Effective Date.

qqq)                       Notwithstanding any provision to the contrary in this Order or the Plan, nothing contained in this Order or in the Plan shall preclude, limit, or otherwise prevent the Indenture Trustee and/or its counsel from seeking and obtaining the allowance and payment or reimbursement of the Indenture Trustee’s and/or its counsel’s fees and expenses as an

Administrative Claim, General Unsecured Claim, or otherwise, in accordance with sections 7.07, 10.11, and other applicable provisions of the Indentures.  Any request by the Indenture Trustee and/or its counsel for the allowance and payment or reimbursement of fees and expenses, whether as an Administrative Claim, General Unsecured Claim or otherwise, shall be filed by the Administrative Claim Bar Date.  The Plan and this Order shall be without prejudice to, and shall not limit in any way, the rights of interested parties to object to any such request made by the Indenture Trustee and/or its counsel.

rrr)                                All documents necessary to implement the Plan upon execution on or after the Effective Date, will constitute valid, binding and enforceable agreements not in conflict with any federal or state laws.

sss)                          The Debtors, and their respective professionals and advisors have acted in good faith with respect to the solicitation of votes to accept or reject Plan, and the Debtors, and their respective professionals and advisors are entitled to the protection under Section 1125(e) of the Bankruptcy Code.

ttt)                                The Court’s retention of jurisdiction as set forth in Section 11 of the Plan comports with the parameters contained in 28 U.S.C. § 157.

uuu)                       Notice of all proceedings regarding or relating to confirmation of the Plan, including without limitation, the Confirmation Hearing, was adequate under the circumstances and complied with applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure.

vvv)                       The failure specifically to include or reference any particular provision of the Plan in these Findings and Conclusions shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

www)                 To the extent these Findings and Conclusions and/or the Confirmation Order and/or the Plan is inconsistent with the Disclosure Statement, or any other agreement entered into by the Debtors and any third party, (i) the Plan shall control (x) the Disclosure Statement and (y) any such agreements between the Debtors and any third party and (ii) these Findings and Conclusions and the Confirmation Order (and any other orders of the Court) controls the Plan.

IT IS SO ORDERED.

Prepared and Submitted:

GORDON SILVER

By:	/s/ Matthew C. Zirzow
GERALD M. GORDON, ESQ.
MATTHEW C. ZIRZOW, ESQ.
3960 Howard Hughes Pkwy., 9th Floor
Las Vegas, NV 89169
Attorneys for Debtors

. . .

. . .

. . .

~~APPROVED~~/DISAPPROVED:		~~APPROVED~~/DISAPPROVED:

By:	/s/ Andrew G. Devore	By:	/s/ Gordon Z. Novod
ROPES & GRAY, LLP		BROWN RUDNICK LLP
STEVEN T. HOORT, ESQ.		STEVEN D. POHL, ESQ.
ANDREW G. DEVORE, ESQ.		One Financial Center
One International Place		Boston, MA 02111
Boston, MA 02110-2624
BROWN RUDNICK LLP
DARBY LAW PRACTICE, LTD.		GORDON Z. NOVOD, ESQ.
KEVIN A. DARBY, ESQ.		Seven Times Square
4777 Caughlin Parkway		New York, NY 10036
Reno, NV 89519
SCHWARTZER & MCPHERSON
Attorneys for HSBC Bank USA, N.A,		JEANETTE E. MCPHERSON, ESQ.
as Indenture Trustee		2850 S. Jones Blvd., Ste. 1
Las Vegas, NV 89146

Attorneys for Official Committee
of Unsecured Creditors

APPROVED/~~DISAPPROVED~~:		APPROVED/~~DISAPPROVED~~:

By:	/s/ Jeffrey L. Hartman	By:	/s/ Cecilia Lee
HARTMAN & HARTMAN		CECILIA LEE, LTD.
JEFFREY L. HARTMAN, ESQ.		CECILIA LEE, ESQ.
510 W. Plumb Lane, Suite B		510 W. Plumb Lane, Suite A
Reno, NV 89509		Reno, NV 89509

Attorneys for Kmart Corporation		Attorneys for Paul Roshetko

~~APPROVED~~/DISAPPROVED:		APPROVED/~~DISAPPROVED~~:

By:	/s/ Craig S. Dunlap
FENNEMORE CRAIG, P.C.		By:	/s/ William Cossitt
CRAIG S. DUNLAP, ESQ.		OFFICE OF THE U.S. TRUSTEE
300 S. Fourth Street, Suite 1400		WILLIAM COSSITT, ESQ.
Las Vegas, NV 89101		300 Booth Street, Suite 2129
Reno, NV 89509
Attorneys for Juan Delegado, Sr., and the Estate of Rosa Delegado, Juan Delegado Special Administrator

APPROVED/~~DISAPPROVED~~:		APPROVED/~~DISAPPROVED~~:

By:	/s/ Thomas Kreller	By:	/s/ Amy N. Tirre
MILBANK, TWEED, HADLEY &		LAW OFFICES OF AMY N. TIRRE
MCCLOY, LLP		AMY N. TIRRE, ESQ.
THOMAS KRELLER, ESQ.		3715 Lakeside Drive, Suite A
601 S. Figueroa Street, 30th Floor		Reno, NV 89509
Los Angeles, CA 90017
BROWN, WINICK, GRAVES, GROSS, BASKERVILLE & SCHOENEBAUM, P.L.C.
LEWIS AND ROCA, LLP		DOUGLAS E. GROSS, ESQ.
BRUCE T. BEESLEY, ESQ.		666 Grand Ave., Suite 200
50 West Liberty St., Suite 410		Des Moines, IA 50309-2510
Reno, NV 89501
Attorneys for Clarke County Development
Corporation

Attorneys for Wilmington Trust Company

. . .

. . .

. . .

LR 9021 CERTIFICATION

In accordance with LR 9021, counsel submitting this document certifies as follows:

☐          The Court waived the requirement of approval under LR 9021.

☐          No parties appeared or filed written objections, and there is no trustee appointed in this case.

☒         A copy of this proposed findings of fact and conclusions of law was delivered to all counsel who appeared at the hearing, any unrepresented parties who appeared at the hearing, and any trustee appointed in this case, and each has approved or disapproved the order, or failed to respond, as indicated below:

STEVEN T. HOORT, ESQ.; ANDREW G. DEVORE, ESQ.; KEVIN A. DARBY, ESQ., Attorneys for HSBC Bank USA, N.A, as Indenture Trustee:  DISAPPROVED

STEVEN D. POHL, ESQ.; GORDON Z. NOVOD, ESQ.; JEANETTE E. MCPHERSON, ESQ., Attorneys for Official Committee of Unsecured Creditors:  DISAPPROVED

JEFFREY L. HARTMAN, ESQ., Attorneys for Kmart Corporation:  APPROVED

CECILIA LEE, ESQ., Attorneys for Paul Roshetko:  APPROVED

CRAIG S. DUNLAP, ESQ., Attorneys for Juan Delegado, Sr., and the Estate of Rosa Delegado, Juan Delegado Special Administrator:  DISAPPROVED

WILLIAM COSSITT, ESQ., Office Of The U.S. Trustee:  APPROVED

THOMAS KRELLER, ESQ.; BRUCE T. BEESLEY, ESQ., Attorneys for Wilmington Trust Company:  APPROVED

AMY N. TIRRE, ESQ.; DOUGLAS E. GROSS, ESQ., Attorneys for Clarke County Development Corporation:  APPROVED

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